Exhibit 99.2

WIRELESS RONIN TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share information)

	September 30,	December 31,
	2009	2008
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,125	$5,294
Marketable securities — available-for-sale	-	8,301
Accounts receivable, net of allowance of $68 and $92	1,139	1,823
Income tax receivable	14	12
Inventories	207	462
Prepaid expenses and other current assets	166	265
Total current assets	8,651	16,157
Property and equipment, net	1,414	1,918
Restricted cash	378	450
Other assets	34	35
TOTAL ASSETS	$10,477	$18,560

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of capital lease obligations	$15	$71
Accounts payable	934	1,068
Deferred revenue	239	181
Accrued liabilities	498	1,067
TOTAL LIABILITIES	1,686	2,387

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY

Capital stock, $0.01 par value, 66,667 shares authorized
Preferred stock, 16,667 shares authorized, no shares issued and outstanding	-	-
Common stock, 50,000 shares authorized; 14,971 and 14,850 shares
issued and outstanding at September 30, 2009 and December 31, 2008, respectively	150	148
Additional paid-in capital	81,268	80,650
Accumulated deficit	(72,241)	(64,212)
Accumulated other comprehensive loss	(386)	(413)
Total shareholders' equity	8,791	16,173
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$10,477	$18,560

WIRELESS RONIN TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Sales
Hardware	$478	$738	$1,244	$1,998
Software	105	433	501	735
Services and other	493	779	1,727	2,747
Total sales	1,076	1,950	3,472	5,480

Cost of sales
Hardware	382	666	1,100	1,752
Software	5	218	5	218
Services and other	327	964	1,512	2,947
Total cost of sales (exclusive of depreciation and amortization shown separately below)	714	1,848	2,617	4,917
Gross profit	362	102	855	563

Operating expenses:
Sales and marketing expenses	563	927	1,997	3,257
Research and development expenses	690	793	1,629	1,837
General and administrative expenses	1,396	2,838	4,736	8,917
Depreciation and amortization expense	191	296	583	884
Total operating expenses	2,840	4,854	8,945	14,895
Operating loss	(2,478)	(4,752)	(8,090)	(14,332)

Other income (expenses):
Interest expense	(1)	(5)	(6)	(18)
Interest income	8	122	67	558
Total other income	7	117	61	540
Net loss	$(2,471)	$(4,635)	$(8,029)	$(13,792)
Basic and diluted loss per common share	$(0.17)	$(0.31)	$(0.54)	$(0.94)
Basic and diluted weighted average shares outstanding	14,929	14,764	14,878	14,629